Exhibit 99.1

Bridgepoint Education, Inc.

For Immediate Release

Bridgepoint Education Announces Final Results of Tender Offer

San Diego, Calif. (December 18, 2013) – Bridgepoint Education, Inc. (NYSE: BPI), today announced the final results of its tender offer to purchase up to 10,250,000 shares of its common stock at a price of $19.50 per share, which expired at 5:00 p.m., New York City time, on Wednesday, December 11, 2013.

Bridgepoint has accepted for purchase 10,249,766 shares of its common stock, including all “odd lots” properly tendered, shares tendered through the conditional exercise of options and shares tendered by Warburg Pincus Private Equity VIII, L.P. and its affiliates, the Company’s major stockholder, at a purchase price of $19.50 per share, for a total cost of approximately $200 million. Shares tendered through the conditional exercise of options represent 173,409 of the number of shares accepted for purchase. Based on the final tabulation by Wells Fargo Shareowner Services, the Depositary for the tender offer, 49,464,692 shares of Bridgepoint common stock, of which 872,092 were shares tendered through the conditional exercise of options, were properly tendered and not withdrawn (excluding any conditional tenders that were not accepted due to the specified condition not being satisfied). Bridgepoint has been informed by the Depositary that, after giving effect to the priority for “odd lots,” the final proration factor is approximately 19.9%.

The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Bridgepoint’s Board of Directors created and empowered a Special Committee to review and decide upon, with the assistance of management, alternatives for using Bridgepoint’s available financial resources. The Special Committee, consisting of independent directors Dale Crandall, Marye Anne Fox and Robert Hartman, considered Bridgepoint’s existing and anticipated capital structure and financial position, including Bridgepoint’s outstanding common stock, financial ratios, the market price of its common stock and Bridgepoint’s operations, strategy and expectations for the future.

Barclays Capital Inc. is acting as the Dealer Manager, MacKenzie Partners Inc. is the Information Agent and Wells Fargo Shareowner Services is the Depositary. For questions and information, please call the Information Agent toll free at (800) 322-2885 or call collect at (212) 929-5500.

About Bridgepoint Education

Bridgepoint Education, Inc. (NYSE: BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate’s, bachelor’s and master’s degree programs while University of the Rockies offers master’s and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For more information about Bridgepoint Education, visit www.bridgepointeducation.com or call Paul Goodson, Associate Vice President of Investor Relations at (866) 475-0317 x2271.

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600, San Diego, California 92128

(858) 668-2586